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                                                                     Exhibit 8.1


                            [Perkins Coie Letterhead]

                               November 20, 1996




Digital Systems International, Inc.                ViewStar Corporation
6464 185th Ave. N.E.                               1101 Marina Village Parkway
Redmond, WA  98052                                 Alameda, CA  94501

         RE: TAX OPINION REGARDING MERGER OF VISION MERGER CORPORATION, A WASHINGTON CORPORATION ("MERGER SUB") AND VIEWSTAR CORPORATION, A CALIFORNIA CORPORATION ("VIEWSTAR")

Gentlemen and Ladies:

         You have asked for our opinion with respect to certain matters related to the federal income tax consequences of the merger (the "Merger") of Vision Merger Corporation, a Washington corporation ("Merger Sub") and ViewStar Corporation, a California corporation ("ViewStar") pursuant to that Agreement and Plan of Reorganization between Merger Sub, ViewStar and Digital Systems International, Inc., a Washington corporation ("Digital"), dated as of October 14, 1996 (the "Merger Agreement") and as described in the Proxy Statement/Prospectus filed by Digital with the Securities and Exchange Commission with respect to the Merger (the "S-4"). Capitalized Terms used and not defined herein shall have the meaning set forth in the S-4.

         In rendering this opinion, we have examined (1) the Merger Agreement;
(2) the Shareholders Agreement; (3) the S-4, and (4) such other documents as we deemed relevant.

REPRESENTATIONS AND ASSUMPTIONS

         We have relied on the validity of said documents and on the accuracy and completeness of the facts, circumstances, and conclusions set forth therein and referred to or summarized in this opinion or in the S-4. In addition, we have relied on, and our opinion is conditioned on, the initial accuracy as of the date hereof and the continuing fulfillment up through the Effective Time of representations of Digital made in that Digital Tax Certificate attached to the Merger Agreement as Exhibit 6.16, dated October 14, 1996, representations of ViewStar made in that ViewStar Tax Certificate attached to the


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Merger Agreement as Exhibit 5.16, dated October 14, 1996, and representations of certain ViewStar Shareholders regarding Tax Matters made in the Shareholders Agreement.

         In addition, for purposes of this opinion, we have made the following assumptions (as set forth in the section of the S-4 entitled "Federal Income Tax Consequences"); (i) the ViewStar shareholders holding less than five percent of the ViewStar Stock will not engage in Planned Dispositions that would reduce the holding of Digital Common Stock by all ViewStar Shareholders (taking into account Planned Dispositions) to less than fifty percent of the total value, as of the Effective Time, of all the formerly outstanding ViewStar Stock at such time; (ii) the Merger will be consummated in accordance with the Merger Agreement; (iii) after the Effective Time the parties intend ViewStar to continue its business as a wholly-owned subsidiary of Digital and (iv) the representations given by Digital in the Digital Tax Certificate and by ViewStar in the ViewStar Tax Certificate and the representations given by certain significant shareholders of ViewStar in the Shareholders Agreement are accurate, now and continuing through the Effective Time, including, among others, the following representations:

(A) ViewStar's and Digital's representation that, following the Merger, ViewStar will hold at least 90 percent of the fair market value of the net assets and 70 percent of the fair market value of the gross assets of each of ViewStar and Merger Sub (taking into account certain pre-Merger redemptions and distributions and amounts used by ViewStar to pay reorganization expenses and dissenting shareholders).

(B) ViewStar's representation that there is no plan or intention on the part of ViewStar Shareholders owning 5 percent or more of the ViewStar Stock and that ViewStar knows of no plan or intention on the part of the remaining ViewStar Shareholders to engage in Planned Dispositions that would reduce the holdings of Digital Common Stock by all ViewStar Shareholders to less than 50 percent of the total value of the ViewStar Stock as of the Closing Date.

Our assumption that the latter representation is accurate, as described in the S-4, combined with our assumption regarding less than 5 percent shareholders set forth above, means effectively that we are assuming that there is no plan or intention on the part of ViewStar Shareholders to engage in Planned Dispositions that would reduce the holdings of Digital Common Stock by all ViewStar Shareholders to less than 50 percent of the total value of the ViewStar Stock as of the Closing Date. If this


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statement proves inaccurate, the Merger may not meet the continuity of interest requirement with the consequences set forth in the S-4 under the heading "MERGER--Certain Federal Income Tax Consequences--Assumptions made by Tax Counsel; Failure of the Merger to Qualify as a Tax-Free Reorganization."

OPINION

        Based upon the foregoing representations and assumptions and subject to the limitations contained in the discussion under the heading "Federal Income Tax Consequences" of the S-4, it is our opinion that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, (ii) each of Digital, Merger Sub and ViewStar will be a party to the reorganization within the meaning of Section 368(b) of the Code, (iii) no gain or loss will be recognized by Digital, Merger Sub or ViewStar as a result of the Merger, (iv) no gain or loss will be recognized by a ViewStar Shareholder as a result of the Merger with respect to shares of ViewStar Stock converted solely into Digital Common Shares (except with respect to cash received by such shareholders in lieu of fractional shares), (v) no gain or loss will be recognized by Digital or holders of ViewStar Options that qualify as Incentive Stock Options upon the exchange of such options for Replacement Options, and (vi) the section of the S-4 entitled "MERGER--Certain Federal Income Tax Consequences" accurately reflects our opinion regarding the matters contained therein. However, as discussed above and as indicated in the S-4, if any of the assumptions or representations set forth above prove incorrect, then the conclusions set forth above may not be accurate, with the consequences discussed in the S-4 under the heading "MERGER--Certain Federal Income Tax Consequences--Assumptions made by Tax Counsel; Failure of the Merger to Qualify as a Tax-Free Reorganization."

LIMITATIONS

        Please note that we are opining only as to the matters expressly set forth herein and in the section of the S-4 entitled "MERGER--Certain Federal Income Tax Consequences." No opinions should be inferred as to any other matters or as to the tax treatment of the transactions referred to herein under the provisions of any section of the Code or regulations underlying the Code not specifically covered herein that may also be applicable to this transaction. Also, our opinion is based on the Code and regulations underlying the Code as in effect on the date hereof, and we can give no assurance that the conclusions reached herein will not be altered by future legislation or judicial or administrative changes. Finally, this opinion is solely for the benefit of Digital and ViewStar and their respective shareholders in connection with the Merger. It any not be used or relied upon for any other purpose or by any other person without our prior written consent. The reissuance of this opinion at the Effective Time is conditioned upon our receipt of a letter from Digital reaffirming the continuing accuracy through the Effective Time of the representations contained in the Digital Tax Certificate, a letter from ViewStar reaffirming the continuing accuracy up through the Effective Time of the representations contained in the ViewStar Tax Certificate, and a letter from those ViewStar Shareholders who are parties to the Shareholders Agreement reaffirming the continuing accuracy through the Effective Time of the representation regarding taxes made in the Shareholders Agreement. We hereby consent to the filing of this opinion as an exhibit to the S-4 and to the use of our name in the S-4 under the headings "SUMMARY--The Merger--Certain Federal Income Tax Consequences" and "THE MERGER--Certain Federal Income Tax Consequences."


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         Please refer to the sections of the S-4 entitled "SUMMARY--The
Merger--Certain Federal Income Tax Consequences" and "THE MERGER--Federal Income Tax Consequences" for a more detailed description of the issues addressed herein and other matters material to the federal income tax consequences of the Merger for a shareholder of ViewStar.

                                                     Very truly yours,

                                                     /s/ Perkins Coie


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